December 21, 1995




Merrill Lynch Global Convertible
                 Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the "Notice") to be filed by Merrill Lynch Global
Convertible Fund, Inc., a Maryland
corporation (the "Fund"), with the
Securities and Exchange Commission
pursuant to Rule 24f-2 under the
Investment Company Act of 1940, as
amended.  The Notice is being filed to
make definite the registration under
the Securities Act of 1933, as amended,
of 13,341,802 shares of common stock,
par value $.10 per share, of the Fund
(the "Shares") which were sold during
the Fund's fiscal year ended October 31, 1995.

     As counsel for the Fund, we are
familiar with the proceedings taken by
it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of
the opinion that the Shares were legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this
opinion with the Securities and Exchange
Commission as an attachment to the Notice.

Very truly yours,